Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 827-4444
robert.grieves@ace-ina.com

ACE REPORTS SECOND QUARTER 2007 NET INCOME OF $649 MILLION, UP 13%;

OPERATING INCOME INCREASES 15% TO $664 MILLION

HAMILTON, Bermuda, July 24, 2007 — ACE Limited (NYSE: ACE) today reported net income for the second quarter ended June 30, 2007 of $1.93 per ordinary share after payment of preferred dividends, compared with net income of $1.72 per share for the same quarter last year. Income excluding net realized gains (losses) was $1.98 per share, compared with $1.74 per share for the same quarter of last year. (1) An $88 million pre-tax catastrophe charge including reinstatement premiums was incurred during the quarter related to the floods in the U.K., the U.S. and Australia. An unrealized after-tax loss of $382 million was incurred from the mark-to-market effect of rising interest rates. Book value increased $225 million in the quarter. Investment portfolio exposure to sub-prime mortgages is negligible; there has been no adverse impact nor is any foreseen.

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2007	2006	Change	2007	2006	Change
Net income	$649	$573	13%	$1.93	$1.72	12%
Net realized gains (losses), net of tax	(15)	(6)	—	(0.05)	(0.02)	—
Income excluding net realized gains (losses), net of tax (1)	$664	$579	15%	$1.98	$1.74	14%
Combined ratio	87.6%	88.2%

Net income for the first six months of 2007 was $4.02 per share, compared with $3.18 per share for the first six months of 2006. For the first six months of 2007, income excluding net realized gains (losses) and cumulative effect was $3.95 per share, compared with $3.17 per share for the same period of 2006. (1) Book value increased $906 million or 6% for the first six months.

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Six Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2007	2006	Change	2007	2006	Change
Net income	$1,350	$1,062	27%	$4.02	$3.18	26%
Net realized gains (losses), net of tax	23	2	—	0.07	—	—
Cumulative effect, net of tax(2)	—	4	—	—	0.01	—
Income excluding net realized gains and cumulative effect, net of tax (1)	$1,327	$1,056	26%	$3.95	$3.17	25%

Evan Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “We had an excellent quarter and all areas of the Company performed well. Book value increased $225 million in the quarter and has grown 6% year-to-date. We are confident in our ability to grow book value at a reasonable rate into the foreseeable future, softening market conditions notwithstanding. ACE’s global presence continues to provide us with opportunities for profitable growth around the world.”

Other second quarter operating highlights were as follows:

•	P&C net premiums written were flat over the prior year quarter. Insurance net premiums written increased 3% and reinsurance net premiums written decreased 20%.
•	P&C net premiums earned increased 3% over the prior year quarter. Insurance net premiums earned increased 6% and reinsurance net premiums earned decreased 16%.
•	The combined ratio was 87.6% for the second quarter compared with 88.2% for the prior year quarter.
•	P&C underwriting income was $362 million for the second quarter.
•

Prior period development was favorable $40 million pre-tax for the quarter and favorable $14 million pre-tax for the same quarter last year. Year-to-date, prior period development was favorable $58 million pre-tax versus favorable of $46 million pre-tax for the same period last year.

•	Charge related to catastrophes was $88 million for the second quarter versus $2 million for the prior year quarter.
•	Operating cash flow amounted to $1.1 billion for the second quarter.
•	Invested assets increased by $1 billion or 3% during the second quarter to $39.9 billion.
•	Net unpaid losses and loss expenses increased $603 million to $22 billion from March 31, 2007.
•	Net investment income in the second quarter increased 21% over the prior year quarter, to $471 million.
•	Shareholders’ equity at June 30, 2007 increased 6% from year-end 2006, to $15.2 billion.
•	Return on average equity for the second quarter was 18%; excluding FAS 115, it was 18.6%(3). Year-to-date, return on equity was 18.4%; excluding FAS 115, it was 19%.
•	Book value per share as of June 30, 2007 increased 1% from March 31, 2007, while tangible book value per share increased 2% (4).
•	Book value per share as of June 30, 2007 increased 6% from December 31, 2006, while tangible book value per share increased 7% (4).

Details of our second quarter 2007 financial results for our business segments are available in the financial supplement. Key segment items include:

•	Insurance-North American: Net premiums written were flat over the prior year quarter. The combined ratio was 87.5%.

•	Insurance-Overseas General: Net premiums written increased 8% over the prior year quarter. The combined ratio was 88.2%.

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•	Global Reinsurance: Net premiums written decreased 20% over the prior year quarter. The combined ratio was 75%.

•

Life Insurance and Reinsurance: Net premiums written increased 32% over the prior year quarter. Income excluding net realized gains (losses) increased 48% over the prior year quarter to $43 million(1).

The following is updated guidance for the full year 2007:

•	Earnings per Common Share are expected to range between $7.15 and $7.50.

•	Property & Casualty Net Earned Premium Growth is expected to average from 2% to 4%.

•	Catastrophe Losses included in our estimated earnings are $300 million pre-tax for the second half of the year.

Please refer to the ACE Limited Financial Supplement dated June 30, 2007, which is posted on the Company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is:

http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_june_30_2007.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its second quarter earnings conference call and webcast on Wednesday, July 25, 2007, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 800-819-9193 (within the United States) or 913-981-4911 (international); passcode 4684107. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from approximately 11:30 a.m. ET on Wednesday, July 25, 2007 until Friday, August 24, 2007. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 4684107.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

1 Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and cumulative effect, net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We exclude the cumulative effect of a change in accounting principle net of tax because this amount resulted in a one-time adjustment to income.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures on page 21 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

2The cumulative effect is a benefit resulting from the inclusion of a forfeiture rate on restricted stock in our stock compensation expense calculations, as required under Financial Accounting Standard (FAS) 123R.

3Calculated using income excluding net realized gains (losses).

4Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding. Tangible book value per ordinary share is ordinary shareholders’ equity less goodwill divided by the shares outstanding.

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Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2007	December 31 2006
Assets
Total investments	$39,353	$36,601
Cash	621	565
Insurance and reinsurance balances receivable	3,923	3,580
Reinsurance recoverable	14,081	14,580
Other assets	13,042	11,809

Total assets	$71,020	$67,135

Liabilities
Unpaid losses and loss expenses	$36,123	$35,517
Unearned premiums	7,001	6,437
Other liabilities	12,712	10,903

Total liabilities	$55,836	$52,857

Shareholders’ equity
Total shareholders’ equity	$15,184	$14,278

Total liabilities and shareholders’ equity	$71,020	$67,135

Book value per ordinary share (4)	$44.46	$42.03

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2007	2006	2007	2006
Gross premiums written	$4,637	$4,583	$9,133	$9,094
Net premiums written	3,082	3,066	6,352	6,376
Net premiums earned	3,008	2,906	6,090	5,711

Losses and loss expenses	1,793	1,748	3,653	3,428
Life and annuity benefits	33	34	69	62
Policy acquisition costs	434	427	851	845
Administrative expenses	356	340	712	738

Underwriting income(1)	392	357	805	638

Net investment income	471	390	922	759
Net realized gains (losses)	(11)	(7)	5	—
Interest expense	42	45	88	88
Other (income) expense	(4)	(12)	—	(17)
Income tax expense	165	134	294	268
Cumulative effect, net of tax	—	—	—	4

Net income	649	573	1,350	1,062
Preference shares dividend	(11)	(11)	(22)	(22)

Net income available to holders of ordinary shares	$638	$562	$1,328	$1,040

Diluted earnings per share:
Income excluding net realized gains (losses) and cumulative effect (1)	$1.98	$1.74	$3.95	$3.17
Net income	$1.93	$1.72	$4.02	$3.18

Weighted average diluted shares outstanding	330.1	326.1	329.7	326.2

Loss and loss expense ratio	61.4%	61.6%	61.8%	61.4%
Policy acquisition cost ratio	14.5%	14.9%	14.0%	15.0%
Administrative expense ratio	11.7%	11.7%	11.6%	12.9%
Combined ratio	87.6%	88.2%	87.4%	89.3%

    Ratios exclude life insurance and reinsurance business

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2007	2006	2007	2006
Gross Premiums Written

Insurance—North American	$2,589	$2,615	$4,858	$4,877
Insurance—Overseas General	1,621	1,485	3,280	3,069
Global Reinsurance	335	417	813	1,021
Life Insurance and Reinsurance	92	66	182	127

Total	$4,637	$4,583	$9,133	$9,094

Net Premiums Written
Insurance—North American	$1,497	$1,502	$3,011	$3,005
Insurance—Overseas General	1,166	1,083	2,358	2,229
Global Reinsurance	332	415	808	1,015
Life Insurance and Reinsurance	87	66	175	127

Total	$3,082	$3,066	$6,352	$6,376

Net Premiums Earned

Insurance—North American	$1,455	$1,367	$2,994	$2,701
Insurance—Overseas General	1,141	1,086	2,253	2,125
Global Reinsurance	325	387	668	758
Life Insurance and Reinsurance	87	66	175	127

Total	$3,008	$2,906	$6,090	$5,711

Income Excluding Net Realized Gains (Losses) and Cumulative Effect (1)

Insurance—North American	$330	$265	$628	$531
Insurance—Overseas General	183	182	398	341
Global Reinsurance	139	134	271	253
Life Insurance and Reinsurance	43	29	86	60
Corporate	(31)	(31)	(56)	(129)

Total	$664	$579	$1,327	$1,056

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